Exhibit 99.1

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                            [LOGO] AVP -- CROCS tour

FOR IMMEDIATE RELEASE

Contact:
Kimberly Moran                      Amy Cozamanis
Brener Zwikel & Associates          Financial Relations Board
(818) 344-6195 ext. 121             (310) 854-8314
kimberlym@bzapr.com                 acozamanis@financialrelationsboard.com

CROCS Company Contact:              CROCS Investor/Media Contact:
Tia Mattson, PR Manager             Integrated Corporate Relations, Inc.
(303) 468-4260                      Investors: Chad Jacobs/Brendon Frey
                                    Media: Michael Fox
                                    (203) 682-8200

               AVP Signs Title Sponsorship Deal with CROCS, Inc.,
                Creating the "AVP CROCS TOUR" and the "CROCS CUP"

The Agreement integrates CROCS throughout the AVP Pro Beach Volleyball Tour and designates CROCS as the Exclusive Footwear Company of the AVP Tour

LOS ANGELES, CA and NIWOT, CO - April 17, 2006 - AVP Pro Beach Volleyball Tour, a wholly owned subsidiary of AVP, Inc. (OTC: AVPI.OB) and CROCS, Inc. (NASDAQ:
CROX) announced today a three-year deal establishing CROCS as the title sponsor and official footwear of the AVP Pro Beach Volleyball Tour. Beginning with this year's 2006 season, the tour will be known as the "AVP CROCS Tour." The AVP CROCS Tour will be the nation's most prominent professional beach volleyball tour, featuring more than 150 of the top beach volleyball players in the world.

CROCS, Inc. is a leading manufacturer and marketer of a new breed of comfort footwear. All CROCS shoe models feature its exclusive Croslite(TM) material, which warms and softens with body heat, while molding to the foot. The sculpted footbed has been ergonomically enhanced for maximum cushion and comfort. The company's product suite, ranging from flip-flops to ballet flats to the traditional Beach model, has made CROCS a phenomenon all its own, loved by boaters, athletes, outdoor enthusiasts, celebrities and families alike.

In addition to becoming the title sponsor, CROCS will sponsor the "CROCS Cup," which will be awarded to the AVP men's and women's teams that accumulate the most CROCS Cup Points throughout the AVP season. CROCS Cup Points will be awarded in a weighted format based on performance in AVP events. At the conclusion of the season, the men's and women's leaders will receive the CROCS Cup, which is a trophy exclusively designed and crafted for the AVP CROCS Tour by Tiffany & Co.

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Other highlights of the deal include:

|X| Three-year exclusivity as the title sponsor of the AVP Tour as well as "Official Footwear of the AVP Pro Beach Volleyball Tour"
|X| Major television presence, including commercial units, vignettes and billboards
|X| Major on-site presence with signage, product sales and an interactive volleyball court that will feature skill challenges, clinics, tournaments and media events
|X|   Use of AVP imagery in CROCS' national print advertising campaigns
|X| A multi-faceted licensing agreement covering the development and sale of AVP branded footwear that will be available through CROCS' wholesale and retail networks

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            [CROCS AVP Black Beach Shoe Sample]


"We are thrilled to have CROCS as the AVP Tour Title Sponsor," stated Leonard Armato, CEO and Commissioner of AVP. "We could not ask for a more perfect brand and cultural fit. CROCS combines technology with comfort to produce one-of-a-kind lifestyle products. The AVP Tour, which features some of the greatest athletes in the world surrounded by an infectious beach lifestyle, will blend perfectly with CROCS to create a marketing platform that we believe has unlimited potential for both companies."

"We are excited to announce our new affiliation with this world-class, high profile tour and we are pleased to become the title sponsor for the next three years," said Ron Snyder, CEO of CROCS. "The tremendous growth and demographic footprint of the AVP make this partnership an excellent fit for the CROCS brand. The AVP Tour experienced 48% growth in its fan base in 2005 and the demographics of its fans are ideal to help us continue to grow our brand. The AVP Tour's rich history and exciting future make this title sponsorship attractive to a strong and growing company like CROCS."

As both the CROCS and the AVP brands rapidly evolve, the AVP CROCS Tour will help both companies establish themselves as growing lifestyle brands.

AVP is happy to announce that tickets for all 2006 AVP CROCS Tour events are now available for purchase through AVP's website (www.avp.com/tickets).


About AVP Pro Beach Volleyball Tour, Inc.
AVP Pro Beach Volleyball Tour, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent national touring series, the AVP CROCS Tour, which was originally organized in 1983. Featuring more than 150 of the top American men and women competitors in the sport, AVP will hold 16 AVP CROCS Tour events throughout the United States in 2006. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.

About CROCS:
CROCS, Inc. is a rapidly growing designer, manufacturer and marketer of footwear for men, women and children under the CROCS brand. All of our footwear products incorporate our proprietary closed-cell resin material, which we believe represents a substantial innovation in footwear comfort and functionality. Our proprietary closed-cell resin, which we refer to as croslite(TM) enables us to produce a soft and lightweight, non-marking, slip- and odor-resistant shoe. These unique properties make CROCS footwear ideal for casual wear, as well as for recreational uses such as boating, hiking, fishing and gardening, and have enabled us to successfully market our products to a broad range of consumers. CROCS come in a wide array of colors and styles are sold in more than 6,500 North American retail locations and at our e-tailing website, www.CROCS.com.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the potential effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; and other factors described in our annual report on Form 10-K under the heading "Risk Factors." Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.


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